CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees of OFI SteelPath Series Trust:

We consent to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information of Oppenheimer SteelPath MLP & Energy Infrastructure Fund, a series of OFI SteelPath Series Trust.

/S/ KPMG LLP
-------------------
KPMG LLP

Denver, Colorado

July 25, 2018